Exhibit 10.1

FIFTH AMENDMENT TO LEASE

This FIFTH AMENDMENT TO LEASE (this “Amendment”) is entered into as of April 9, 2018 (the “Effective Date”), by and between CLPF-CAMBRIDGE SCIENCE CENTER, LLC, a Delaware limited liability company (“Landlord”), and AKEBIA THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.MA-Riverview/245 First Street, L.L.C. (the “Original Landlord”) and Tenant entered into that certain Office Lease Agreement dated as of December 3, 2013 (the “Original Lease”), as amended by that certain First Amendment to Lease dated December 15, 2014, that certain Second Amendment to Lease dated November 23, 2015, that certain Third Amendment to Lease dated July 25, 2016, and that certain Fourth Amendment to Lease, dated May 1, 2017 (collectively, the “Lease”), respecting certain premises consisting of approximately 39,411 rentable square feet on the 11th and 14th floors of the office building located at 245 First Street, Cambridge, Massachusetts (the “Building”) and approximately 5,951 rentable square feet on the 1st floor of the adjacent lab building (collectively, the “Existing Premises”), which buildings together comprise the Cambridge Science Center.

B.Landlord is the successor in interest to the Original Landlord.

C.Landlord and Tenant wish to enter into this Amendment to (i) expand the Existing Premises to include 19,805 rentable square feet on the 12th floor of the Building in the location shown on Exhibit A attached hereto (the “Additional Premises”), and (ii) amend certain other terms and conditions of the Lease.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree to amend the Lease as follows:

1.Recitals; Capitalized Terms.  All of the foregoing recitals are true and correct.  Unless otherwise defined herein, all capitalized terms used in this Amendment shall have the meaning ascribed to them in the Lease, and all references to the Lease or “this Lease” or “herein” or “hereunder” or similar terms or to any sections thereof shall mean the Lease, or such section thereof, as amended by this Amendment.

2.Remeasurement.  The parties hereby agree that the square footage of the Office Building and the Science Building have been recalculated based on a remeasurement of such Buildings, and, therefore, effective as of January 1, 2017 the following measurements shall be applicable for all purposes:

Science Building: 135,490 rentable square feet

Office Building: 171,514 rentable square feet

Landlord hereby agrees that, although Tenant’s Building Pro Rata Shares have been amended as provided in Section 5 below, Landlord shall not remeasure the Existing Premises or the Additional Premises for the remainder of the Term and the Extension Term (as defined in Section 11 of the Second Amendment) unless the physical boundaries thereof are changed by mutual agreement of the parties, nor shall Tenant’s Building Pro Rata Shares increase during the remainder of the Term and the Extension Term notwithstanding any further measurement of the Existing Premises or Additional Premises unless the physical boundaries thereof are changed by mutual agreement of the parties.

3.Demise of Additional Premises.  Landlord does hereby demise and lease to Tenant, and Tenant hereby leases from Landlord, the Additional Premises, commencing on the date that Landlord delivers the Additional Premises to Tenant in vacant, broom clean condition and free from tenants, occupants, equipment and other personal property, with the Base Building systems, including HVAC, electrical, life safety and plumbing systems, in good working order, condition, and repair and separately metered for electricity (the “Additional Premises Commencement Date”), and shall continue through the current Termination Date of September 11, 2026, unless the Lease is earlier terminated or extended in accordance with its terms.  Landlord estimates that the Additional Premises Commencement Date will occur on September 1, 2018 (the “Estimated Additional Premises Commencement Date”). Landlord shall use all commercially reasonable efforts to deliver the Additional Premises to Tenant on or before the Estimated Additional Premises Commencement Date in the condition required hereunder.  In the event Landlord does not deliver the Additional Premises to Tenant by the Estimated Additional Premises Commencement Date due to the failure of the existing tenant of the Additional Premises (the “Existing Additional Premises Tenant”) to vacate and deliver the Additional Premises to Landlord on or before the Estimated Additional Premises Commencement Date, Landlord shall use commercially reasonable efforts to recover the Additional Premises from the Existing Additional Premises Tenant, including without limitation, commencing summary proceedings against the Existing Additional Premises Tenant. In the event Landlord does not deliver the Additional Premises to Tenant on or before October 1, 2018 (such date, as it shall be extended due to Force Majeure or any delay arising as a result of the act or omission of Tenant, the “Outside Delivery Date”), then Tenant shall be entitled to a credit (to be applied following the Additional Premises Rent Commencement Date (as such term is defined below)) in an amount equal to the product of: (i) $4,449.34 multiplied by (ii) the number of days after the Outside Delivery Date until the date the Landlord delivers the Additional Premises to Tenant (the “Delivery Delay”).  Tenant’s lease of the Additional Premises shall be on all of the terms and conditions of the Lease as amended herein.

4.Base Rent.  Commencing on the date that is five (5) months after the Additional Premises Commencement Date (the “Additional Premises Rent Commencement Date”), in addition to Base Rent payable for the Existing Premises, Tenant shall pay Base Rent to Landlord with respect to the Additional Premises in the amount and on the schedule outlined in the following table:

RENTAL PERIOD	MINIMUM ANNUAL RENT	MONTHLY PAYMENT
Additional Premises Rent Commencement Date- August 31, 2019	$1,624,010.00	$135,334.17
September 1, 2019-August 31, 2020	$1,643,815.00	$136,984.58
September 1, 2020-August 31, 2021	$1,663,620.00	$138,635.00
September 1, 2021-August 31, 2022	$1,683,425.00	$140,285.42
September 1, 2022-August 31, 2023	$1,703,230.00	$141,935.83
September 1, 2023-August 31, 2024	$1,723,035.00	$143,586.25
September 1, 2024-August 31, 2025	$1,742,840.00	$145,236.67
September 1, 2025-September 11, 2026	$1,762,645.00	$146,887.08

5.Taxes and Expenses.

(a)The parties hereby confirm that the following amendments to the Lease were agreed upon and effective as of January 1, 2017:

(i)The defined terms for Tenant’s Common Area Pro Rata Share, Common Area Expense Excess, Tenant’s First Floor Premises Common Area Pro Rata Share, and Base Year for Common Area Expenses are hereby deleted and of no further force or effect, and the relevant provisions of the Lease in which such terms are used shall be interpreted to exclude the foregoing defined terms.

(ii)Exhibit B to the Lease is hereby deleted in its entirety and replaced with Exhibit B attached hereto, and Exhibit B, Third Amendment attached to the Third Amendment to Lease regarding the First Floor Premises is hereby deleted in its entirety and replaced with Exhibit C attached hereto.

(iii)Wherever used in the Lease with respect to the Existing Premises, the following terms shall have the following meanings:

Tenant’s Building Pro Rata Share: 22.98% with respect to the portion of the Existing Premises in the Office Building.

Tenant’s First Floor Premises Building Pro Rata Share: 4.39% with respect to the First Floor Premises located in the Science Building.

(b)Commencing on the Additional Premises Rent Commencement Date, the following terms whenever they appear in the Lease, as amended by this Amendment, shall have the following meanings solely with respect to the Additional Premises:

Base Year for Taxes:  Tax fiscal year ending June 30, 2019

Base Year for Expenses:  Calendar Year 2019

Tenant’s Building Pro Rata Share: 11.55% with respect to the Additional Premises

6.Tenant’s Work.

a.Preparation of Plans. Tenant is currently preparing, at its sole cost and expense, plans and specifications for the improvements Tenant desires to make in connection with Tenant’s occupancy of the Additional Premises (the “Plans”). The Plans shall be submitted to Landlord for Landlord’s approval (such approval not to be unreasonably withheld or delayed) and Landlord shall approve or disapprove of the Plans within ten (10) Business Days after receiving them.  Any disapproval by Landlord of the Plans shall be accompanied by a reasonably specific statement of reasons therefor.  Tenant shall cause the Plans to be revised in a manner sufficient to remedy Landlord's objections and/or respond to Landlord's concerns and shall resubmit the revised the Plans to Landlord, and Landlord shall either approve or disapprove of the revised Plans within five (5) Business Days following the date of resubmission.  If Landlord shall again disapprove of the Plans, Tenant shall again revise such plans and resubmit them to Landlord pursuant to the foregoing procedures until the Plans have been approved by Landlord. The Plans shall be stamped by a Massachusetts-registered architect or engineer, such architect or engineer being subject to Landlord's approval in Landlord’s reasonable discretion, and shall comply with all applicable laws, ordinances and regulations (including, without limitation, the applicable requirements of the Americans with Disabilities Act of 1990 and the Massachusetts Architectural Access Board, as amended from time to time, and the regulations promulgated thereunder) and the requirements of the Lease regarding Alterations, and shall be in a form satisfactory to appropriate governmental authorities responsible for issuing permits, approvals and licenses required for construction; provided, however, that Tenant shall have no obligation to make any changes to the Building (other than the Additional Premises) related to Tenant’s Work.  Landlord reserves the right to require Tenant to use Landlord’s engineer to prepare engineering plans and drawings solely for any portion of Tenant’s Work that impacts the Base Building.  Tenant acknowledges and agrees that any review or approval by Landlord of any plans and/or specifications with respect to Tenant’s Work is solely for Landlord’s benefit, and without any representation or warranty whatsoever to Tenant with respect to the adequacy, correctness or efficiency thereof or otherwise.

b.Performance of Tenant’s Work.  After the Additional Premises Commencement Date, Landlord’s approval of the Plans (the “Approved Plans”) and receipt by Tenant of all required permits and approvals, Tenant may commence and exercise all reasonable efforts to complete the work specified therein (“Tenant’s Work”).  All of Tenant’s Work shall be completed in accordance with the Approved Plans and the requirements for Alterations set forth in this Lease and in the Building rules and regulations. Notwithstanding the foregoing, Tenant may make any changes in Tenant’s Work from the Approved Plans, the necessity or desirability of which becomes apparent following approval of the Approved Plans, upon prior written notice to Landlord for non-substantial changes (which approval shall not be unreasonably withheld, conditioned or delayed) and with the approval of Landlord for substantial changes (which approval shall be in Landlord’s reasonable discretion). Tenant's Work shall be performed by a general contractor approved by Landlord, which approval shall not be unreasonably withheld or delayed, under a written construction contract.  The approval by Landlord of Tenant's general contractor shall not impose upon Landlord any responsibility or liability whatsoever to Tenant as a result of, or arising out of, the defaults or other acts or omissions of the general contractor.  In addition, Landlord may monitor the progress of Tenant's Work, including, without limitation, attend any weekly or other periodic job meetings.  Any review and monitoring of Tenant’s Work by Landlord shall not impose upon Landlord any responsibility or liability whatsoever to Tenant as a result of, or arising out of, Tenant’s Work.  Within forty‑five (45) days after completion of any Tenant's Work, Tenant shall provide to Landlord "as-built" plans of the Tenant's Work.  Tenant shall provide Landlord with copies of the certificate of occupancy for any Tenant's Work that requires a certificate of occupancy reasonably promptly after completion of such Tenant's Work.  Nothing herein shall be construed as permitting Tenant to occupy all or any portion of the Additional Premises for which Tenant has not obtained a temporary or permanent certificate of occupancy or its functional equivalent from the City of Cambridge Inspectional Services Department or otherwise failed to comply with applicable legal requirements.

c.Landlord’s Contribution.  Landlord shall reimburse Tenant for the hard costs incurred by Tenant with respect to the performance of Tenant’s Work (the “Cost of Tenant’s Work”) up to $990,250.00 (“Landlord’s Contribution”), provided that a requisition is submitted by Tenant in accordance with the provisions of this Amendment on or before the one year anniversary of the Additional Premises Commencement Date (“Outside Requisition Date”).  The Costs of Tenant’s Work include Landlord’s construction management fee payable by Tenant equal to 1.25% of Landlord’s Contribution.  Notwithstanding anything to the contrary, Tenant may apply up to fifteen percent (15%) of Landlord’s Contribution to Tenant’s design costs for architects and engineers (“Soft Costs”).  The Costs of Tenant’s Work shall not include costs arising from a Default or from any facts or circumstances that could become a Default, such as legal fees or bonding costs arising in connection with a mechanic’s lien placed on the Additional Premises or Tenant’s interest therein.  Landlord’s Contribution shall be payable by Landlord to Tenant (or, at Landlord’s election, directly to Tenant’s contractor) upon written requisition to Landlord in monthly installments, as provided below, according to reasonable construction disbursement procedures and as Tenant’s Work progresses.  In any case, prior to payment of any such installment Tenant shall deliver to Landlord a written request, which request shall be given no more frequently than once every thirty (30) days, for such disbursement, which shall be accompanied by:  (i) invoices for Tenant’s Work covered by such requisition; (ii) copies of partial lien waivers or final lien waivers (in the case of a final installment); (iii) a certificate signed by the Tenant’s architect certifying that Tenant’s Work represented by the aforementioned invoices has been completed substantially in accordance with  the Approved Plans; and (iv) a certificate of substantial completion and as-built plans for Tenant’s Work (in the case of a final installment).  Provided that Tenant is not then in default beyond applicable notice and cure periods, Landlord shall pay each required installment within thirty (30) days of receiving the materials enumerated in the previous sentence.  Each installment by Landlord will be in the amount of Landlord’s pro-rata share based on the ratio of Landlord’s Contribution to the total Cost of Tenant’s Work less the amount of any previously disbursed Soft Costs (as evidenced by reasonably detailed documentation delivered to Landlord with the requisition first submitted by Tenant), less a retainage equal to the greater of the retainage set forth in the construction contract or five percent (5%) of amount due under the construction contract, but in no event shall Landlord be required to pay more than Landlord’s Contribution. Landlord shall not be obligated to disburse funds for materials stored off-site. If Landlord fails to timely pay any portion of Landlord’s Contribution when properly due to Tenant in accordance with the requirements of this Section 6, and if Landlord fails to cure such failure or indicate the manner in which Tenant has failed to comply with the requirements of this Section 6 within ten (10) business days after a second notice from Tenant, Tenant shall have the right to offset such past due amount from the next installment(s) of Base Rent due under the Lease with respect to the Additional Premises. In addition to Landlord’s Contribution, Landlord shall reimburse Tenant for the documented out of pocket cost to prepare initial test fit plans, up to $1,980.50, within thirty (30) days of receipt of paid invoices from Tenant.

7.Heat Pump Replacement. Tenant shall, at Tenant’s cost, remove thirteen (13) of the existing heat pumps located on the twelfth (12th) floor of the Building and install new heat pumps and controls (collectively, “Additional Premises Heat Pump Work”).  Tenant’s Additional Premises Heat Pump Work shall be performed subject to and in accordance with the terms and provisions of Section 10 of the Second Amendment, incorporated herein by reference and made a part hereof, and the provisions applicable to the Approved Plans and Tenant’s Work set forth above.  For purposes of the incorporation by reference of Section 10 of the Second Amendment, “Landlord’s Heat Pump Allowance” shall mean and refer to an allowance of up to $8,000 per heat pump (i.e., $104,000.00) and up to an additional $25,000.00 to be used for controls of the heat pumps, and “Tenant’s Heat Pump Work” shall mean and refer to the Additional Premises Heat Pump Work set forth in this paragraph.

8.Electricity.  Landlord shall provide electricity for lights and plugs in the Additional Premises, which electricity shall be direct metered to the applicable utility.  Tenant shall pay all charges for electricity usage in the Additional Premises directly to the utility provider prior to the date due.

9.Extension Option. Tenant shall continue to have the right to further extend the Term of the Lease with respect to the portions of the Premises, including the Additional Premises, other than the first floor of the Science Building pursuant to the provisions of Section 11 of the Second Amendment.

10.Parking.  Notwithstanding anything to the contrary set forth in the Lease, effective as of the Additional Premises Commencement Date, Tenant shall have the right to use eighteen (18) additional parking spaces (at the ratio of 0.9 parking spaces per 1,000 rentable square feet of the Additional Premises).  Tenant’s use of the additional parking spaces shall be on a first come, first served basis at the then prevailing monthly parking rate, as adjusted from time to time in accordance with the published rates applicable to the Building and not at rates adjusted solely for Tenant. As of the Execution Date of this Amendment, the current monthly rate is $300.00 per unreserved parking space per month.

11.Security Deposit.  Reference is made to the fact that Landlord is presently holding a Security Deposit in the amount of $1,280,857.00 (the “Existing Security Deposit”) in the form of a letter of credit.  At the time that Tenant executes and delivers this Amendment to Landlord, Tenant shall deliver to Landlord an additional security deposit in the amount of $541,336.68 (the “Fifth Amendment Security Deposit”), thereby increasing the Security Deposit to $1,822,193.68 (the “Total Security Deposit”).  Subject to the terms and conditions of Section 14 of the Second Amendment to Lease, the Total Security Deposit shall reduce to $1,566,022.68 on May 1, 2018. Such adjustments to the Existing Security Deposit and the Total Security Deposit shall be effected either by a new letter of credit satisfying the requirements of the Lease, or an amendment to the existing letter of credit, at Tenant’s election. The Total Security Deposit shall secure Tenant’s obligations under the Lease, as hereby amended, and shall be held by Landlord in accordance with said Section 6 of the Lease, as previously amended, and as amended herein.

12.Stairwells.  After the Additional Premises Commencement Date, Tenant shall have the non-exclusive right to use the Base Building stairwells connecting the Additional Premises to the Existing Premises in the Building (the “Stairwells”). Tenant shall not store any furniture, personal property, equipment or any other items in the Stairwells, nor shall Tenant make any alterations or installations in or to the Stairwells, except that Tenant may make cosmetic alterations subject to Landlord’s prior review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant may install a key card locking system on all doors between the Additional Premises, the Existing Premises and such Stairwells, subject to Landlord’s prior review and approval, which shall not be unreasonably withheld, conditioned or delayed, provided that such key card system complies with all applicable legal requirements and integrates fully with the Building life-safety system. The Stairwells shall be used solely for travel between floors of the Premises and emergency use, and Tenant shall not permit any of its employees to congregate in such Stairwells.

13.Insurance Notices. Clause (iii) of Section 14.04 of the Original Lease is hereby deleted and replaced with the following: “(iii) provide that it shall not be canceled without 30 days' prior notice to Landlord, except that 10 days' prior notice may be given in the case of nonpayment of premiums.”  The second to last sentence of Section 14.04 of the Original Lease is also hereby deleted and replaced with the following: “Attached to the ACORD 25-S (or equivalent) there shall be an endorsement naming the Additional Insured Parties as additional insureds which shall be binding on Tenant’s insurance company and shall expressly require the insurance company to notify each Additional Insured Party in writing at least 30 days before any termination of the policies, except that 10 days’ prior notice may be given in the case on nonpayment of premiums.” Section 14.04 is hereby further amended to provide that Tenant shall give Landlord at least 30 days’ prior written notice of any material change in the insurance policies required to be carried by Tenant under the Lease.

14.Brokerage.  Each party represents to the other that it has not dealt with any broker in connection with this Amendment other than Transwestern Consulting Group. Tenant shall indemnify and hold Landlord harmless from and against any claim or claims for brokerage or other commissions relating to this Amendment asserted by any broker, agent or finder engaged by Tenant or with whom Tenant has dealt other than Transwestern Consulting Group.  Landlord shall indemnify and hold Tenant harmless from and against any claim or claims for brokerage or other commissions relating to this Amendment asserted by any broker, agent or finder engaged by Landlord or with whom Landlord has dealt other than Transwestern Consulting Group.  Any commission due in connection with this Amendment shall be paid by Landlord pursuant to a separate agreement between Landlord and Transwestern Consulting Group.

15.Ratification.  Except as expressly modified by this Amendment, the Lease shall remain in full force and effect, and as further modified by this Amendment, is expressly ratified and confirmed by the parties hereto.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the provisions of the Lease regarding assignment and subletting.

16.Governing Law; Interpretation and Partial Invalidity.  This Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.  If any term of this Amendment, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Amendment, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Amendment shall be valid and enforceable to the fullest extent permitted by law.  The titles for the paragraphs are for convenience only and are not to be considered in construing this Amendment.  This Amendment contains all of the agreements of the parties with respect to the subject matter hereof, and supersedes all prior dealings between them with respect to such subject matter.  No delay or omission on the part of either party to this Amendment in requiring performance by the other party or exercising any right hereunder shall operate as a waiver of any provision hereof or any rights hereunder, and no waiver, omission or delay in requiring performance or exercising any right hereunder on any one occasion shall be construed as a bar to or waiver of such performance or right on any future occasion.

17.Successors.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

18.Counterparts and Authority.  This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Landlord and Tenant each warrant to the other that the person or persons executing this Amendment on its behalf has or have authority to do so and that such execution has fully obligated and bound such party to all terms and provisions of this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first above written.

LANDLORD:

CLPF-CAMBRIDGE SCIENCE CENTER, LLC,

a Delaware limited liability company

By:	Clarion Lion Properties Fund Holdings, L.P.,
a Delaware limited partnership,
its Sole Member

By:	CLPF-Holdings, LLC,
a Delaware limited liability company,
its General Partner

By:	Clarion Lion Properties Fund Holdings REIT, LLC,
a Delaware limited liability company,
its Sole Member

By:	Clarion Lion Properties Fund, LP,
a Delaware limited partnership,
its Managing Member

By:	Clarion Partners LPF GP, LLC,
a Delaware limited liability company,
its General Partner

By:	Clarion Partners, LLC,
a New York limited liability company,
its Sole Member

By:	/s/ Brian Collins
Name:	Brian Collins
Title:	Authorized Signatory

TENANT:

AKEBIA THERAPEUTICS, INC.,
a Delaware corporation

By:	/s/ John P. Butler
Name:	John P. Butler
Title:	President and Chief Executive Officer

By:	/s/ Jason A. Amello
Name:	Jason A. Amello
Title:	Chief Financial Officer

EXHIBIT A

ADDITIONAL SPACE

1

EXHIBIT B

REPLACEMENT EXHIBIT B TO LEASE

EXPENSES AND TAXES

1.	Payments.
1.01

Tenant shall pay (i) Tenant’s Building Pro Rata Share of the amount, if any, by which Expenses (defined below) for each calendar year during the Term exceed Expenses for the Base Year (the “Expense Excess”), and (ii) Tenant’s Building Pro Rata Share of the amount, if any, by which Taxes (defined below) for each calendar year during the Term exceed Taxes for the Base Year (the “Tax Excess”). If Expenses or Taxes in any calendar year decrease below the amount of Expenses or Taxes for the Base Year, Tenant’s Building Pro Rata Share of Expenses and Taxes, as the case may be, for that calendar year shall be $0. Landlord shall provide Tenant with a good faith estimate of the Expense Excess and Tax Excess for each calendar year during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant’s Building Pro Rata Share of Landlord’s estimate of the Expense Excess and one twelfth of Tenant’s Building Pro Rata Share of Landlord’s estimate of the Tax Excess. If Landlord determines that its good faith estimate of the Expense Excess and the Tax Excess was incorrect by a material amount, Landlord may provide Tenant with a revised estimate, provided that Landlord shall not provide a revised estimate more than twice per calendar year. After its receipt of the revised estimate, Tenant’s monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the Expense Excess or the Tax Excess by January 1st of a calendar year, Tenant shall continue to pay monthly installments based on the previous year’s estimate(s) until Landlord provides Tenant with the new estimate. Upon delivery of the new estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the previous year’s estimate, Tenant shall pay Landlord the amount of any underpayment within 30 days after receipt of the new estimate. Any overpayment shall be refunded to Tenant within 30 days or credited against the next due future installment(s) of Additional Rent.

1.02

As soon as is practical following the end of each calendar year, Landlord shall furnish Tenant with a statement of the actual Expenses and Expense Excess and the actual Taxes and Tax Excess for the prior calendar year. Landlord shall use reasonable efforts to furnish the statement of actual Expenses on or before June 1 of the calendar year immediately following the calendar year to which the statement applies. If the estimated Expense Excess or the estimated Tax Excess for the prior calendar year is more than the actual Expense Excess or actual Tax Excess, as the case may be, for the prior calendar year, Landlord shall either provide Tenant with a refund or apply any overpayment by Tenant against Additional Rent due or next becoming due, provided if the Term expires before the determination of the overpayment, Landlord shall refund any overpayment to Tenant after first deducting the amount of Rent due. If the estimated Expense Excess or estimated Tax Excess for the prior calendar year is less than the actual Expense Excess or actual Tax Excess, as the case may be, for such prior year, Tenant shall pay Landlord, within 30 days after its receipt of the statement of Expenses or Taxes, any underpayment for the prior calendar year.

2

2.	Expenses.
2.01

“Expenses” means all costs and expenses incurred in each calendar year in connection with operating, maintaining, repairing, and managing the Office Building, the Common Areas located within the Office Building and the portion of the Common Area Expenses set forth in Section 2.02 below equitably prorated and apportioned by Landlord to the Office Building. Landlord agrees to act in a commercially reasonable manner in incurring Expenses, taking into consideration the class and quality of the Office Building and Common Areas. “Expenses” shall include, but not be limited to: (a) all labor and labor related costs, including wages, salaries, bonuses, taxes, insurance, uniforms, training, retirement plans; pension plans and other employee benefits; (b) management fees in an amount equal to 3% of the gross revenues from the Office Building and the Property; (c) the cost of equipping, staffing and operating an on-site and/or off-site management office for the Office Building, provided if the management office services one or more other buildings or properties; the shared costs and expenses of equipping, staffing and operating such management office(s) shall be equitably prorated and apportioned between the Office Building and the other buildings or properties; (d) accounting costs for the Office Building; (e) the cost of services; (f) rental and purchase cost of parts, supplies, tools and equipment; (g) insurance premiums and deductibles; (h) electricity, gas and other utility costs attributable to the Office Building; (i) expenses of periodic routine testing to assure that the Premises and surrounding land are free of hazardous materials, agents or substances; and to assure compliance with codes, regulations and Laws and (j) the amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) made subsequent to the Base Year which are: (1) intended to effect economies in the operation or maintenance of the Property, reduce current or future Expenses, enhance the safety or security of the Property or its occupants, or enhance the environmental sustainability of the Property’s operations, (2) replacements or modifications of nonstructural items located in the Base Building or Common Areas located within the Office Building that are required to keep the Base Building or Common Areas located within the Office Building in good condition, or (3) required under any Law that is enacted, or first interpreted to apply to the Property, after the date of the Lease. The cost of capital improvements shall be amortized by Landlord over the lesser of the Payback Period (defined below) or the useful life of the capital improvement as reasonably determined by Landlord. The amortized cost of capital improvements may, at Landlord’s option, include. actual or imputed interest at the rate that Landlord would reasonably be required to pay to finance the cost of the capital improvement.  “Payback Period’’ means the reasonably estimated period of time that it takes for the cost savings resulting from a capital improvement to equal the total cost of the capital improvement. Landlord, by itself or through an affiliate, shall have the right to directly perform, provide and be compensated for any services under the Lease. If Landlord incurs Expenses for the Buildings or Property together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned between the Buildings and Property and the other buildings or properties.

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2.02

“Common Area Expenses” means all costs and expenses incurred in each calendar year in connection with operating, maintaining, repairing and managing the shared Common Areas of the Buildings and the Property. Landlord agrees to act in commercially reasonable manner in incurring Common Area Expenses, taking into consideration the class and quality of the Common Areas of the Buildings and the Property. Common Area Expenses include, without limitation:  (a) security for the shared Common Areas of the Buildings; (b) electricity, gas and other utility costs with respect to the shared Common Areas of the Buildings; (c) repairs to the shared Common Areas of the Buildings; and (d) the amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) made subsequent to the Commencement Date which are:  (1) intended to effect economies in the operation or maintenance of the Property, reduce current or future Common Area Expenses, enhance the safety or security of the Property or its occupants, or enhance the environmental sustainability of the Property’s operations, (2) replacements or modifications of nonstructural items located in the Base Building or Common Areas of the Buildings that are required to keep the Base Building or Common Areas of the Buildings in good condition, or (3) required under any Law that is enacted, or first interpreted to apply to the Property, after the date of the Lease. The cost of capital improvements shall be amortized by Landlord over the lesser of the Payback Period (defined in Section 2.01 above) or the useful life of the capital improvement as reasonably determined by Landlord. Common Area Expenses shall not include any costs and expenses incurred with respect to the Common Areas located in the Office Building and the Common Areas located in the Science Building.

2.03

Expenses and Common Area Expenses shall not include: the cost of capital improvements (except as set forth above); depreciation; principal payments of mortgage and other non-operating debts of Landlord; the cost of repairs or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds; costs in connection with leasing space in the Buildings, including brokerage commissions, lease concessions, including rental abatements and construction allowances granted to specific tenants; costs incurred in connection with the sale, financing or refinancing of the Buildings; fines, interest and penalties incurred due to the late payment of Taxes, Expenses or Common Area Expenses; organizational expenses associated with the creation and operation of the entity which constitutes Landlord; ground lease rental; wages, salaries, fees, and fringe benefits (“Labor Costs”) paid to executive personnel or officers or partners of Landlord, except that if such individuals provide services directly related to the operation, maintenance or ownership of the Buildings which, if provided directly by a general manager/property manager or its general support staff, would normally be chargeable as an operating expense of a comparable office Building, then an appropriate pro rata share of the Labor Costs of such individuals that is reflective of the extent to which such individuals are providing such services to the Building may be included in Expenses; costs incurred by Landlord in connection with the correction of defects in design and original construction of the Building or Property; the cost or expense of any services or benefits provided generally to other tenants in the Building and not provided or available to Tenant; sums (other than management fees, it being agreed that the management fees included in Expenses are as described in Section 2.01 above) paid to subsidiaries or other affiliates of Landlord for services on or to the Property, Building and/or Premises, but only to the extent that the costs of such services exceed the competitive cost for such services rendered by persons or entities of similar skill, competence and experience; any general administrative expenses, which costs would not be chargeable to operating expenses of the Building in accordance with generally accepted accounting principles, consistently applied; or any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Buildings under their respective leases.

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2.04

If at any time during a calendar year the Office Building is not at least 95% occupied (or a service provided by Landlord to tenants of the Office Building generally is not provided by Landlord to a tenant that provides such service itself, or any tenant of the Office Building is entitled to free rent, rent abatement or the like), Expenses and Common Area Expenses (but not Taxes) shall, at Landlord’s option, be determined as if the Office Building had been 95% occupied (and all services provided by Landlord to tenants of the Office Building generally had been provided by Landlord to all tenants, and no tenant of the Office Building had been entitled to free rent; rent abatement or the like) during that calendar year.  If Expenses and Common Area Expenses for a calendar year are determined as provided in the prior sentence, Expenses and Common Area Expenses for the Base Year shall also be determined in such manner. Notwithstanding the foregoing, Landlord may calculate the extrapolation of Expenses and Common Area Expenses under this Section based on 100% occupancy and service so long as such percentage is used consistently for each year of the Term. The extrapolation of Expenses and Common Area Expenses under this Section shall be performed in accordance with the methodology specified by the Building Owners and Managers Association.

3.

“Taxes” shall mean the following items, as equitably prorated and apportioned by Landlord between the Buildings: (a) all real property taxes and other assessments on the Office Building, the Science Building and/or Property, including, but not limited to, gross receipts taxes, assessments for special improvement districts and building improvement districts, governmental charges, fees and assessments for police, fire, traffic mitigation or other governmental service of purported benefit to the Property, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the Property’s share of any real estate taxes and assessments under any reciprocal easement agreement , common area agreement or similar agreement as to the Property; (b) all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property; and (c) all commercially reasonable costs and fees incurred in connection with seeking reductions in any tax liabilities described in (a) and (b), including, without limitation, any such costs incurred by Landlord for compliance, review and appeal of tax liabilities. Without limitation, Taxes shall be determined without regard to any “green building” credit and shall not include any income, capital levy, transfer, capital stock, gift, estate or inheritance tax or any interest or penalties incurred due to the late payment of Taxes. If a change in Taxes is obtained for any year of the Term during which Tenant paid Tenant’s Building Pro Rata Share of any Tax Excess, then Taxes for that year will be retroactively adjusted and Landlord shall provide Tenant with a credit, if any, based on the adjustment. Likewise, if a change is obtained for Taxes for the Base Year, Taxes for the Base Year shall be restated and the Tax Excess for all subsequent years shall be recomputed. Tenant shall pay Landlord the amount of Tenant’s Building Pro Rata Share of any such increase in the Tax Excess within 30 days after Tenant’s receipt of a statement from Landlord. For the purpose of determining Taxes for any given calendar year, the amount to be included in Taxes for such year shall be as follows: (1) with respect to any special assessment that is payable in installments, Taxes for such year shall include the amount of the installment (and any interest paid or payable by Landlord) due and payable during such calendar year; and (2) with respect to all other real estate taxes, Taxes for such year shall, at Landlord’s election, include either the amount accrued, assessed or otherwise imposed for such calendar year, provided that Landlord’s election shall be applied consistently throughout the Term of the Lease.

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4.

Audit Rights.  Within 60 days after receiving Landlord’s statement of Expenses (or, with respect to the Base Year Expenses, within 60 days after receiving Landlord’s initial statement of Expenses for the applicable Base Year) (each such period is referred to as the “Review Notice Period”), Tenant may give Landlord written notice (“Review Notice”) that Tenant intends to review Landlord’s records of the Expenses for the calendar year (or Base Year, as applicable) to which the statement applies, and within 60 days after sending the Review Notice to Landlord (such period is referred to as the “Request for Information Period”), Tenant shall send Landlord a written request identifying, with a reasonable degree of specificity, the information that Tenant desires to review (the “Request for Information”). Within a reasonable time after Landlord’s receipt of a timely Request for Information and executed Audit Confidentiality Agreement (referenced below), Landlord, as determined by Landlord, shall forward to Tenant, or make available for inspection on site at such location deemed reasonably appropriate by Landlord, such records (or copies thereof) for the applicable calendar year (or Base Year, as applicable) that are reasonably necessary for Tenant to conduct its review of the information appropriately identified in the Request for Information. Within 60 days after any particular records are made available to Tenant (such period is referred to as the “Objection Period”), Tenant shall have the right to give Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to Landlord’s statement of Expenses for that year which relates to the records that have been made available to Tenant. If Tenant provides Landlord with a timely Objection Notice, Landlord and Tenant shall work together in good faith to resolve any issues raised in Tenant’s Objection Notice. If Landlord and Tenant determine that Expenses for the calendar year are less than reported, Landlord shall provide Tenant with a credit against the next installment of Rent in the amount of the overpayment by Tenant. Likewise, if Landlord and Tenant determine that Expenses for the calendar year are greater than reported, Tenant shall pay Landlord the amount of any underpayment within 30 days. If Tenant fails to give Landlord an Objection Notice with respect to any records that have been made available to Tenant prior to expiration of the Objection Period applicable to the records which have been provided to Tenant, Tenant shall be deemed to have approved Landlord’s statement of Expenses with respect to the matters reflected in such records and shall be barred from raising any claims regarding the Expenses relating to such records for that year. If Tenant fails to provide Landlord with a Review Notice prior to expiration of the Review Notice Period or fails to provide Landlord with a Request for Information prior to expiration of the Request for Information Period described above, Tenant shall be deemed to have approved Landlord’s statement of Expenses and shall be barred from raising any claims regarding the Expenses for that year.

If Tenant retains an agent to review Landlord’s records, the agent must be with a CPA firm licensed to do business in the state or commonwealth where the Property is located. Tenant shall be solely responsible for all costs, expenses and fees incurred for the audit, and the fees charged cannot be based in whole or in part on a contingency basis. The records and related information obtained by Tenant shall be treated as confidential, and applicable only to the Office Building, by Tenant and its auditors, consultants and other parties reviewing such records on behalf of Tenant (collectively, “Tenant’s Auditors”), and, prior to making any records available to Tenant or Tenant’s Auditors, Landlord may require Tenant and Tenant’s Auditors to each execute a reasonable confidentiality agreement (“Audit Confidentiality Agreement”) in accordance with the foregoing. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Expenses unless Tenant has paid and continues to pay all Rent when due, subject to any applicable notice, grace and cure periods.

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EXHIBIT B

REPLACEMENT EXHIBIT B, THIRD AMENDMENT

EXHIBIT B, THIRD AMENDMENT

EXPENSES AND TAXES

With respect to this Exhibit B, Third Amendment, all references herein to (i) “Building” shall be deemed to mean the “Science Building”, and (ii) “Term” shall be deemed to mean “First Floor Premises Term”.

A.Expenses.

(i)Expenses.  “Expenses” means all costs and expenses incurred in each calendar year in connection with operating, maintaining, repairing, and managing the Building, the Common Areas located within the Building and the portion of the Common Area Expenses set forth in Section 2.02 of Exhibit B of the Lease equitably prorated and apportioned by Landlord to the Building.  Landlord shall act in a commercially reasonable manner in incurring Expenses.  Expenses include, without limitation: (a) all labor and labor related costs, including wages, salaries, bonuses, taxes, insurance, uniforms, training, retirement plans, pension plans and other employee benefits; (b) management fees in an amount equal to 3% of the gross revenues from the Building and the Property; (c) the cost of equipping, staffing and operating an on-site and/or off-site management  office for the Building, provided if the management office services one or more other buildings or properties, the shared costs and expenses of equipping, staffing and operating such management office(s) shall be equitably prorated and apportioned between the Building and the other buildings or properties; (d) accounting costs for the Building; (e) the cost of services; (f) rental and purchase cost of parts, supplies, tools and equipment; (g) insurance premiums and deductibles; (h) electricity, gas and other utility costs attributable to the Building; (i) expenses of periodic routine testing to assure that the Premises and surrounding land are free of hazardous materials, agents or substances, and to assure compliance with codes, regulations and Laws; and (j) the amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) made subsequent to the First Floor Premises Commencement Date which are: (1) reasonably projected by Landlord to reduce current or future Expenses or (2) required under any Law that first becomes applicable to the Property after the Execution Date.  The cost of capital improvements shall be amortized by Landlord over the lesser of the Payback Period (defined below) or the useful life of the capital improvement as reasonably determined by Landlord.  The amortized cost of capital improvements may, at Landlord’s option, include actual or imputed interest at the rate that Landlord would reasonably be required to pay to finance the cost of the capital improvement. “Payback Period” means the reasonably estimated period of time that it takes for the cost savings resulting from a capital improvement to equal the total cost of the capital improvement. Landlord, by itself or through an affiliate, shall have the right to directly perform, provide and be compensated for any services under the Lease.  If Landlord incurs Expenses for the Building or Property together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned between the Building and Property and the other buildings or properties.  Expenses shall not include Excluded Costs (hereinafter defined).

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(ii)Common Area Expenses.  “Common Area Expenses” means all costs and expenses as set forth in Section 2.02 of Exhibit B to the Lease.

(iii)Excluded Costs.  “Excluded Costs” shall be defined as (i) any mortgage charges (including interest, principal, points and fees); (ii) brokerage commissions; (iii) salaries of executives and owners not directly employed in the management/operation of the Property; (iv) the cost of work done by Landlord for a particular tenant; (v) the cost of items which, by generally accepted accounting principles, would be capitalized on the books of Landlord or are otherwise not properly chargeable against income, except to the extent permitted pursuant to Section A (i) or (ii) above; (vi) the costs of Landlord’s Work and any contributions made by Landlord to any tenant of the Property in connection with the build-out of its premises; (vii) franchise or income taxes imposed on Landlord; (viii) costs paid directly by individual tenants to suppliers, including tenant electricity, telephone and other utility costs; (ix) increases in premiums for insurance when such increase is caused by the use of the Building by Landlord or any other tenant of the Building; (x) maintenance and repair of capital items not a part of the Building or the Property; (xi) depreciation of the Building; (xii) costs relating to maintaining Landlord’s existence as a corporation, partnership or other entity; (xiii) advertising and other fees and costs incurred in procuring tenants; (xiv) the cost of any items for which Landlord is reimbursed by insurance, condemnation awards, refund, rebate or otherwise, and any expenses for repairs or maintenance to the extent covered by warranties, guaranties and service contracts; (xv) costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Building management, or between Landlord and other tenants or occupants; and (xvi) costs incurred in connection with the clean-up, response action or remediation of Hazardous Materials at the Property; (xvii) costs incurred for the replacement of (i.e., as opposed to the maintenance and repair of) the Acid Neutralization Tank; (xviii) costs in connection with the leasing of space in the Building, including lease concessions, rental abatement and construction allowances granted to specific tenants; (xix) costs incurred with the sale, financing or refinancing of the Building, fines, interest and penalties incurred due to the late payment of taxes or expenses; (xx) costs incurred by Landlord in connection with the correction of defects in design and original construction of the Building or Property; the costs or expenses  of any services or benefits provided generally to the other tenants in the Building and not provided or available to Tenant; sums (other than management fees, it being agreed that the management fees included in Building Operating Costs are as described above) paid to subsidiaries or other affiliates of Landlord for services on or to the Property, Building or the First Floor Premises, but only to the extent that the costs of such services exceed the competitive cost for such services rendered by persons or entities of similar skill, competence and experience; any general administrative expenses, which costs would not be chargeable to operating expenses of the Building in accordance with generally accepted accounting principles, consistently applied; or any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Building under their respective leases.

(iv)Payment of Expenses, Common Area Expenses, and Taxes.  Tenant shall pay to Landlord, as Additional Rent, (x) Tenant’s First Floor Premises Building Pro Rata Share of Expenses, and (y) Tenant’s First Floor Premises Common Area Pro Rata Share of Taxes, as provided in Section 1.01 of Exhibit B of the Lease, except that Landlord and Tenant hereby agree and acknowledge that with respect to the First Floor Premises (i) there is no Base Year for Expenses and Taxes, and (ii) only with respect to the First Floor Premises, all references in Exhibit B of the Lease to “Base Year”, “Expense Excess”, and “Tax Excess” shall be deleted in their entirety and are of no further force and effect.

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(v)Annual Reconciliation.  Landlord shall reconcile Expenses as provided in Section 1.02 of Exhibit B to the Lease.

(vi)Part Years.  If the First Floor Premises Rent Commencement Date or the Termination Date occurs in the middle of a fiscal year, Tenant shall be liable for only that portion of the Expenses with respect to such calendar year within the Term.

(vii)Gross-Up.  “Gross up” of Tenant’s First Floor Premises Building Pro Rata Share of Expenses shall be in accordance with Section 2.04 of Exhibit B to the Lease.

(viii)Audit Right.  Tenant’s audit right of Expenses shall be as provided in Section 4 of Exhibit B of the Lease.

B.Taxes.

(i)Taxes.  “Taxes” shall be as defined in Section 3 of Exhibit B to the Lease.

(ii)Payment of Taxes.  Tenant shall pay to Landlord, as Additional Rent, Tenant’s First Floor Premises Common Area Pro Rata Share of Taxes for each calendar year during the Term, as set forth in Sections 1 and 3 of Exhibit B to the Lease, as modified herein.

(iii)Effect of Abatements.  Appropriate credit against Taxes shall be given for any refund obtained by reason of a reduction in any Taxes by the assessors or the administrative, judicial or other governmental agency responsible therefor after deduction of Landlord’s expenditures for reasonable legal fees and for other reasonable expenses incurred in obtaining the Tax refund.

(iv)Part Years.  If the First Floor Premises Rent Commencement Date or the Termination Date occurs in the middle of a Tax Period, Tenant shall be liable for only that portion of the Taxes, as the case may be, with respect to such Tax Period within the Term.

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